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                                                                    Exhibit 5

                                                   October 9, 2000



 Purina Mills, Inc.
 1401 South Hanley Road
 St. Louis, Missouri   63144

                                    Re:     Purina Mills, Inc.
                                            Registration Statement on Form S-1
                                            ----------------------------------
 Gentlemen:

                  We are acting as counsel for Purina Mills, Inc., a Delaware corporation (the "Company"), in connection with the Corporation's registration statement on Form S-1 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the sale by the selling shareholders named in the Registration Statement of up to 2,356,168 shares of common stock of the Company, par value $.01 per share (the "Shares"), owned by such shareholders.

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement No. 333-45400 to effect registration of the Shares under the Act, and to the reference to us under the caption "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                                   Very truly yours,




                                                   Jones, Day, Reavis & Pogue